Exhibit 99.B(p)(23)

Copeland Capital Management

Code of Ethics
October 2018

Introduction

Copeland Capital Management, LLC (hereinafter “Copeland” or “the Company”) is guided in all actions by the highest ethical and professional standards. Accordingly, the Company has embraced the SEC’s adoption of Rule 204A-1 under the Investment Advisers Act of 1940, as amended, the “Code of Ethics rule,” as an opportunity to affirm its duty to its clients.

Pursuant to the SEC’s adoption of this rule, the Company has adopted this Code of Ethics (the “Code”) in order to set the standards of conduct to be followed by all persons associated with the Company. The Company has set high standards, the intention of which is to protect client interests at all times and to demonstrate the Company’s commitment to its fiduciary duties of honesty, good faith and fair dealing with clients. All officers, directors, and employees (“associated persons”) are subject to this Code and the procedures outlined in it. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all associated persons. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

The Company has several goals in adopting this Code. First, the Company desires to comply with all applicable laws and regulations governing its practice. We believe that compliance with such regulations is a signal to our clients that we exist to serve them, not ourselves, and that we support the efforts of those organizations dedicated to upholding the law.

Next, the management of the Company has set forth guidelines for professional standards, under which all associated persons are to conduct themselves. All associated persons are expected to strictly adhere to these guidelines, as well as the procedures for approval and reporting established in the Code. This will serve to inform and educate associated persons regarding appropriate activities. The Company has instituted, as a deterrent, a policy of disciplinary actions to be taken with respect to any associated person who violates the Code.

All registered representatives, registered staff members, and investment adviser representatives (hereafter “registered persons”) must provide written notice to (Schedule D), and receive written acknowledgement from, Copeland initially when this policy is added to the Compliance Manual and Code of Ethics, and once in effect, prior to engaging in any outside business activity (“OBA”). While FINRA limits this requirement to all registered reps, Copeland extends this requirement to all personnel for compliance review purposes to ensure there are no undisclosed conflicts of interest with your OBA.

Finally, the Company has adopted specific policies and procedures designed to assist in the implementation of the guidelines outlined below. Such policies and procedures will serve to assist in reviewing the effectiveness of the implementation of the Code on an ongoing basis.

Definitions

“Supervised Person.” This term includes directors, officers, partners, and employees of the Company, as well as any other person occupying a similar status or performing similar functions. The Company may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer (“CCO”). For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The CCO shall make the final determination as to which of these are considered supervised persons.

“Access Person”. An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the firm’s directors, officers, and partners and most of its employees are presumed to be access persons.

“Associated Person.” For purposes of this Code, all Supervised and Access Persons are subject to the provisions of the Code, and are collectively referred to as ‘associated persons’.

“Advisory Client”. Any person to whom or entity to which the Company serves an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

“Reportable” or “Covered” Securities”. Such securities include stocks, bonds, exchange traded funds (ETFs), notes, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

“Non-Reportable securities”. Specifically exempt from the definition of reportable or covered securities are: treasury securities; bank certificates of deposits, commercial paper, etc.; money market fund shares; shares of open-end mutual funds that are not advised or sub-advised by the Company; and units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

Guidelines for Professional Standards

•                  All associated persons must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

•                  All associated persons are required to report any violation of the Code, by any person, to the CCO or the Management Committee immediately. Such reports will be held in confidence.

•                  Associated persons must place the interests of Advisory Clients first. All associated persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company’s Advisory Clients. In addition, associated persons must work diligently to ensure that all clients are treated fairly. Copeland’s trading policy and procedures address this important issue in more detail.

•                  All associated persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

•                  No associated person may serve on the board of directors of any publicly traded company without prior written permission from the CCO or the Management Committee.

•                  Associated persons must avoid taking inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from clients or potential clients could call into question the exercise of the independent judgment of an associated person. Associated persons should therefore use caution in these circumstances, and always consult the CCO when in doubt.

Generally, gifts valued over $100 are not permitted to be given or accepted by any associated person. Charitable donations by associated persons are generally not restricted, so long as there is no intent to induce a recipient to engage the Company for services or any other benefit to the Company or the associated person.

•                  All employees must place the interests of the Company and its clients first. While some state laws have legalized marijuana (cannabis) use, federal laws maintain its use as an illegal act. The Company bans employees from being under the influence of any controlled substance during all business activities. Medical use of substances derived from cannabis, such as cannabidiol (known as CBD) products, that do not contain THC, a psychoactive component of the plant, will be admissible in the workplace when prescribed for a serious medical condition so long as it does not impair brain function; a physician’s note will be required. Where permitted by law, the Company may require a drug test be administered under reasonable suspicion of an employee who appears to be under the influence.

•                  Pay to Play: POLITICAL CONTRIBUTIONS ARE PROHIBITED to prevent a “pay to play” situation. Any exception must be approved in writing in advance and signed by a member of the Management Committee. The SEC has adopted a rule, effective September 13, 2010, under the Advisers Act that prohibits an investment adviser from providing advisory services for compensation to a government client for two years after the adviser or certain of its executives, employees or members of their household make a contribution to certain elected officials or candidates. The rule also prohibits an adviser from providing or agreeing to provide, directly or indirectly, payment to any third party for a solicitation of advisory business from any government entity on behalf of such adviser, unless such third parties are registered broker-dealers or registered investment advisers, in each case themselves subject to pay to play restrictions. Additionally, the rule prevents an adviser from soliciting from others, or coordinating, contributions to certain elected officials or candidates or payments to political parties where the adviser is providing or seeking government business. The SEC also is adopting rule amendments that require a registered adviser to maintain certain records of the political contributions made by the adviser or certain of its executives or employees. The rule and any amendments address “pay to play” practices by investment advisers.

•                  Rumor Dissemination: No employee shall originate or circulate in any manner any statement or report regarding any issuer or security that the employee knows or has reasonable grounds to believe is false or misleading and could improperly influence the market price for such security. Any employee found to have engaged in knowingly spreading any rumor (concerning any publicly traded company, or any other investment institution, potential or current holding, or any purported market development) is subject to disciplinary action(s) including termination. This policy applies to all forms of communication, including social media, email, instant messages, PIN and text messages, blogs and chat rooms.

•                  Associated persons must conduct all personal securities transactions in full compliance with this Code, including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients and in cooperation with the CCO. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company’s fiduciary duties.

•                  Personal transactions in securities by associated persons must be accomplished to avoid conflicts of interest on the part of such personnel with the interests of the Company’s clients. Likewise, associated persons must avoid actions or activities that allow a person to profit or benefit from his or her position with the Adviser at the expense of clients, or that otherwise bring into question the person’s independence or judgment. The Personal Trading Policies are a part of this Code of Ethics.

•                  The Company has adopted Insider Trading Policies, which set parameters for the establishment, maintenance, and enforcement of policies and procedures to detect and prevent the misuse of material non-public information. The Insider Trading Policies are a part of this Code of Ethics.

•                  Associated persons are prohibited from accepting compensation for services from outside sources without the specific permission of the CCO or the Management Committee. This is not intended to include compensation for services from a different non-related industry (i.e,, a part time job not investment related).

•                  When any associated person faces a conflict or potential conflict between their personal interest and the interests of client, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

•                  The recommendations and actions of the Company are confidential and private matters that are not to be distributed, discussed, or communicated outside the Company, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO. In addition, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public client information. Violation of the Privacy Policy is also considered a violation of this Code of Ethics.

Conflicts of Interest Policy

All Copeland employees should handle ethically actual and apparent conflicts of interest. A “conflict of interest” occurs when an employee’s personal interests interfere with the interests of, or her or his service to, Copeland’s clients. A conflict of interest can arise when an employee takes actions or has interests that may make it difficult to perform his duties to a client objectively and effectively. Service to clients should never be subordinated to either a direct or indirect personal gain or advantage. Copeland believes that all clients must be treated fairly in cases where actual or potential conflicts of interest arise as a result of Copeland providing management or advisory services to those clients. As such, Copeland takes all necessary steps, where possible, to avoid any conflicts of interest that arise or have the potential to arise in the course of providing services to its clients. However, if a conflict cannot reasonably be avoided, then it takes all necessary steps to mitigate, managed, and disclose such conflicts.

Each employee must:

•                  avoid conflicts of interest wherever possible;

•                  not use her or his personal influence or personal relationships improperly to influence investment decisions or reporting for clients whereby the employee would benefit personally to the detriment of a client;

•                  not cause a client to take action, or fail to take action, for the individual personal benefit of the employee rather than the benefit the client; and

•                  not engage in personal, business or professional relationships or dealings, which would impair his independence of judgment or adversely affect the performance of her or his duties in the best interests of clients.

Copeland has established adequate organizational and structural measures to: (i) identify circumstances which constitute or may give rise to a conflict of interest entailing a material risk of damage to the interests of any client; (ii) provide procedures, mechanisms, and systems to manager or resolve any conflicts of interest; and (iii) to maintain a record of any actual or potential conflict and to ensure reporting to affected clients. When a conflict cannot otherwise be avoided, Copeland ensures that both it and its staff always act in the best interests of clients.

Staff must remain alert to the possibility of conflicts of interest arising. If concerns are raised as to any activity which has the potential to result in a conflict of interest or which indicates any irregularity in the application of this Policy, then the activity must not be executed without first raising the matter with Copeland’s Management Committee and Compliance.

Staff Conflicts

Employees must notify Compliance of personal conflicts. Each submission is reviewed by Compliance and may also be sent to the Management Committee for review. Employees should always consult with Compliance when in doubt about whether a particular activity presents a conflict of interest. Examples of types of potential conflicts of interest and/or outside business activities that must be reported to Compliance are provided below:

•                  Being a director of an unaffiliated company

•                  Being active in any other business, including part-time employment

•                  Any public speaking or writing activities

•                  Having a relative that works in the financial industry

•                  Making a co-investment in a product that you manage

•                  Affiliations with government officials

•                  Having a relative that works for an accounting/auditing firm

Employees engaged in activities where a conflict of interest has arisen or may arise must carry on those activities with a suitable degree of independence, considering: (i) the size and nature of the activities; and (ii) the potential risk of damage to the interests of the affected clients.

Conflicts of interest are recorded, reviewed by Compliance and, where the procedures are not sufficient to manager a particular conflict, disclosed to the affected clients and may require Copeland to decline the business activity.

Internal Wall or Chinese Wall Policy

This is the term used for the established arrangements, which prevent the unauthorized flow of confidential information from one pre-defined part of Copeland, to another pre-defined part of Copeland. These arrangements define the circumstances in which each Copeland team can communicate confidential information, either within the Company and the procedures which must be followed. The nature of the Copeland’s business is such that it does not need to have Chinese walls in place on a permanent basis, but such arrangements could be used on an ad hoc basis if and when the need arises.

Compliance and the Management Committee consistently review its strategies and products to determine whether a Chinese Wall is necessary to be established, at which point policies will be implemented to maintain a permanent and effective Chines Wall, which may include, but not be limited to:

•                  Inside information restricted to specific locations within the building;

•                  The habitual use of code words to refer to price sensitive transactions;

•                  Records maintained of the staff who require access to inside information for the proper discharge of their function;

•                  Staff trades in companies for which inside information is held within Chinese Walls are monitored;

•                  All staff with access to inside information are adequately supervised, and suitably trained to understand and fulfil their obligations with regard to Chinese Walls;

•                  All information is treated as confidential and the ‘need to know’ principle applies at all times.

Insider Trading and Market Abuse

The purpose of these policies and procedures (the “Insider Trading and Market Abuse Policies”) is to educate our associated persons regarding insider trading, and to detect and prevent insider trading by any person associated with Copeland. The term “insider trading” is not specifically defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

A. Prohibited Activities

All associated persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Adviser are prohibited from the following activities:

(a)                                 trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)                                 communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

B. Reporting of Material, Non-Public Information

Any associated person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO or a member of the Management Committee if, for example, the CCO possesses material, non-public information about any issuer of securities. The CCO, or Management Committee member when appropriate, will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C. Definitions

Material Information. “Material information” generally includes:

•                  any information that a reasonable investor would likely consider important in making his or her investment decision; or

•                  any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include, but are not limited to, the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is “non-public” until it has effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of “insider” is broad, and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank-lending officers and the employees of such organizations.

D. Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below and/or other penalties even if he/she does not personally benefit from the violation. Penalties may include:

•                  civil injunctions

•                  jail sentences

•                  revocation of applicable securities-related registrations and licenses

•                  fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether the person benefited; and

•                  fines for the employee or other controlling person of up to the greater of $1,000,000 (or such other amount as may be legally permitted) or three times the amount of the profit gained or loss avoided.

E. Market Abuse

Employees are prohibited from disseminating price-sensitive information regarding investments or securities, including: 1) Disclosing/tweeting information about an upcoming issuance of securities in which Copeland is due to invest but which is not publicly known about; 2) Posting information that the share price of a listed company is going to decrease in value without any basis for such a forecast; 3) Posting nonpublic, price sensitive information relating to companies or their securities; or 4) Disclosing information which is misleading or which could create a false impression about a security or the markets in which particular securities are traded.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading and Market Abuse Policies. These sanctions may include suspension or dismissal of the person or persons involved.

Personal Trading Policies

A. General Information

The following policies and procedures apply to all accounts owned, shared or controlled by an associated person, those accounts owned, shared or controlled by members of the associated person’s immediate family, including any relative by blood, marriage or domestic partnership living in the same household, and any account in which the associated person or their immediate family has any beneficial interest, such as a trust. These accounts are collectively referred to as “covered accounts.” If an associated person has a ‘casual roommate’, as opposed to a fiancé or other domestic partner, the accounts of the roommate may be exempt from the Code provisions, subject to the CCO’s determination. Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

B. Pre-Approval

The Company has determined that it is in the best interest of our clients to require pre-clearance of personal trading in reportable or covered securities (as defined earlier in the Code) by our associated persons, subject to certain exemptions.

No trading in reportable securities is allowed in any covered account until pre-clearance approval has been obtained. Approval is contingent upon the CCO or member of the IPC determining that the contemplated transaction will raise no conflict of interest. An associated person who wishes to place a trade in a covered account shall complete a Pre-Clearance Request Form (Schedule A)or submit the pre-clearance request through an automated trade pre-clearance system, have the request approved by a member of the IPC indicating both the date and the time he/she processed the request, and submit it to the CCO or their designee. If the trade is not placed or is placed but not executed within the time period noted on the Pre-Clearance Request Form, a new Pre-Clearance Request Form must be processed.

The CCO shall obtain trade pre-approval from either the COO or member of the IPC. The COO is responsible for signing-off on the CCO’s Code of Ethics certification forms.

The IPC is aware of client trades contemplated/executed and securities restricted for various reasons, in order for members of the IPC to effectively approve or deny pre-clearance requests. Also, lists of securities that have been traded in client accounts are uploaded to the automated pre-clearance system, which will immediately deny personal securities transactions that have been effected in clients’ accounts.

Exemptions from Pre-Approval

(1) Non-reportable securities

Rule 204A-1 specifically excludes the following from the definition of reportable or covered securities:

•                  Direct Obligations of the US Treasury

•                  Bankers’ acceptance, Certificates of deposit, commercial paper, and the like

•                  Money market fund shares

•                  Shares of open end mutual funds, as long as neither Copeland nor any affiliate serves as the adviser or sub-adviser to the fund

•                  Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which is advised or sub-advised by Copeland

•                  Transactions in Copeland Funds that occur in Copeland’s 401(k) Plan

(2) Delegated Discretion Accounts

Pre-clearance is not required on trades in a covered account over which an associated person has no discretion and no direct influence or control if:

(a)                                 the associated person provides to the CCO a copy of the written contract pursuant to which investment discretion of the account has been delegated in writing to a fiduciary;

(b)                                 the associated person certifies in writing that she/he will and will not discuss potential investment decisions with the independent fiduciary; and

(c)                                  the associated person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Adviser.

Having “no direct or indirect influence or control” means: (i) No suggesting purchases or sales of investments; (ii) No directing purchases or sales of investments; (iii) No consultations as to the allocation of investments to be made in the account; and (iv) No discussions regarding account holdings.

NOTE: Transactions in reportable securities in such accounts shall be reported on a quarterly basis.

(3) Automatic Reinvestment Plans

Pre-Clearance is not required for transactions within an automatic reinvestment plan.

C. Blackout Periods

Trades in any reportable security, including options on such underlying securities, within 3 business days before and 3 business day after any client account trades or considers trading the same security are prohibited (“Blackout Period”).

In the event that a client trade occurs after an Access Person has engaged in a personal trade in the same security, Compliance will evaluate the personal trade to determine if it is in violation of the Blackout Period. For example, a personal trade initiated by an Access Person may not be in violation of the Blackout Period if a program trade (e.g., client cash flows or subscriptions and redemptions) occurs for a client account. Furthermore, personal trades in the opposite direction of a trade placed by Copeland for a client account may not cause the personal trade to be in violation of the Blackout Period. A “limit order” for a client account that is placed before and executed during the Blackout Period is permitted. If there is a consistent pattern of the activity described herein, the transactions may be subject to review and subject to and employee will be subject to disciplinary action in the event that it is determined that there is breach of the Code.

Some associated persons and their immediate family are paying clients of the Company. As such, no Pre-Clearance Form is required and the accounts will trade in the same manner in which the strategy is traded with the same trade rotation and other rules listed for Advisory Client trades under the trading policies and procedures.

D. Holding Period

Copeland requires associated persons to hold personal trade purchases for a minimum of 60 days.

E. Quarterly reporting requirements

Each associated person must file or cause to be filed with the CCO or their designee a Personal Securities Transaction Report (the “PST Report”) within 30 days after the end of each quarter (Schedule B) or such other date as the CCO may delegate. PST Report forms shall be circulated by the CCO or their designee each quarter. Each PST Report shall require the covered person to certify that, for the preceding quarter: (i) the information on the PST (or in lieu thereof or in conjunction with, attached brokerage statements) represents all of the associated person’s trading activity for the preceding quarter, and (ii) the covered person has complied with the Adviser’s trading policies in this Code of Ethics and applicable federal and state law in all respects. This report shall be reviewed by the CCO (or his or her designee) in a timely fashion.

If no broker is involved in a trade (unbrokered trades) by an associated person other than those that are also Advisory Clients, he or she shall provide a transaction report within 10 days of the trade.

F. Initial and Annual reporting requirements

Within 10 days of beginning employment, or such other date as the CCO may delegate, and annually thereafter, each associated person must provide a list of brokerage accounts and securities owned or controlled by the associated person, his or her spouse or minor children, or any other person or entity in which the associated person may have a beneficial interest or derive a direct or indirect benefit (Schedule C). As indicated on Schedule C, this list must be current as of a date no more than 45 days prior to the date the report is submitted. Additionally, each associated person shall instruct the broker for these accounts (the “Covered Accounts”) to send duplicate confirmations and brokerage statements for these accounts to the Company, c/o the CCO. Finally, each associated person must notify the CCO of any updates or changes to his or her Covered Accounts within 10 days of such update or change.

G. Prohibited and Restricted Transactions

•                  Associated persons are prohibited from participating in IPO’s (Initial Public Offerings) without proper pre-clearance.

•                  Short sales of securities are prohibited.

•                  Purchases and sales of restricted securities issued by public companies are generally prohibited, unless CCO determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.

•                  Short-term trading by associated persons in their personal accounts, while not strictly prohibited, is discouraged. Copeland requires a minimum holding period of 60 days for personal securities transactions.

•                  Any associated person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek approval by the CCO. In addition, if an associated person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO and will likely be prohibited from inclusion. If possible, an exclusion for IPOs should be placed on the associated person’s Limited Partnership account.

•                  Participation in Investment Clubs must be approved in writing by the CCO in advance of any such participation.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.

Gifts and Entertainment Policy

No associated person shall receive or give any gift (including gifts of nominal value as noted below), entertainment, or other consideration in merchandise, service, or otherwise that is excessive in value or frequency from (or to) any person, firm, corporation, association or other entity (“Outside Entity”) that does business with or on behalf of Copeland or a fund for which Copeland acts as investment adviser. As described more fully below, gifts are generally subject to a $100 limit. Notwithstanding the guidance set forth below, please note that giving or receiving gifts or entertainment to or from federal, state or local government officials, and state or local pension or retirement plan officials, may be subject to more stringent requirements. No exceptions will be granted for gifts subject to FINRA’s $100 gift limit (see next page). Please consult with the CCO for further guidance.

A. Gifts

The term “gift” includes the giving or receipt of gratuities, merchandise, service, and the enjoyment or use of property or facilities for personal use. The term “gift” does not include “business entertainment” as defined more fully below, but does include meals, tickets to events and other entertainment that does not qualify as “business entertainment.”

a.                        Gifts must be reasonable in terms of frequency and value. It may be reasonable to give or receive gifts at a more frequent basis under certain limited circumstances, i.e., holiday season.

b.                        Gifts, favors, or other things of value which could influence decision-making or make one feel beholden to a person or an Outside Entity may not be accepted.

c.                         Gifts, favors, or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to Copeland may not be offered

d.                        Gifts should not be sent to the home of a Copeland associated person or employee. If they are, the associated person or employee must request that the gift giver discontinue this practice in the future.

e.                         Gifts may be received from an Outside Entity so long as their aggregate annual value does not exceed the equivalent of $100. Gifts may be given to an Outside Entity so long as the aggregate annual value does not exceed the equivalent of $100. (To determine an item’s value, use the higher of cost, face, or market value (i.e., what it would cost to purchase on the open market). Any exception to this Policy must be approved by a member of the Management Committee and/or the CCO.

f.                          Under no circumstances should cash gifts be given to or accepted from an Outside Entity.

g.                         Any gift received that is prohibited should be refused; however, if it is not possible in the interest of business, the gift should be donated to a charitable organization after consultation with the CCO.

h.                        This policy applies to gifts given to or received by family and friends on behalf of employees, vendors or clients.

B. Exceptions

If an associated person believes that it would be appropriate to give a gift with a value exceeding the $100 limit, he or she must submit a written request to, and obtain written approval from, the CCO before the gift is given. The request should specify (i) the name of the giver; (ii) the name of the intended recipient and his or her employer, if applicable; (iii) a description of the gift; (iv) the gift’s monetary value; (v) the nature of the business relationship; and (vi) the reason the gift is being given. No exceptions will be granted for gifts subject to FINRA’s $100 gift limit.(1)

C. Reporting of Gifts

All associated persons are required to notify Compliance of all gifts given or received believed to be valued in excess of $50 within thirty days.

D. Business Entertainment

Business entertainment is considered part of a business relationship and occurs when a Copeland employee is in the presence of an Outside Entity (either when the business contact is being entertained by a Copeland employee or vice versa). If a Copeland employee and the Outside Entity do not both plan to be present, the item will be considered a gift and be subject to the gift restrictions and reporting requirements noted above. For all business entertainment:

a.                                      Entertainment must be reasonable in terms of frequency and value.

b.                                      Entertainment of value which could influence decision-making or make one feel beholden to a person or an Outside Entity may not be accepted.

c.                                       Entertainment of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to Copeland may not be offered.

d.                                      Entertainment involving personnel associated with Outside Entities may only be used to foster and promote business relationships with Outside Entities.

e.                                       Business meals, business related conferences, sporting events and other entertainment events at the expense of the giver may be attended only if the expense is reasonable and both the Copeland employee and the giver are present.

(1)                                 FINRA Rule 3220, Influencing or Rewarding Employees of Others, provides: “No member or person associated with a member shall, directly or indirectly, give or permit to be given anything of value, including gratuities, in excess of one hundred dollars per individual per year to any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. A gift of any kind is considered a gratuity.”

f.                                        Travel or other accommodations may not be accepted without prior written approval from the CCO.

g.                                       This policy applies to entertainment given to or received by family and friends on behalf of employees, vendors or clients.

h.                                      Entertainment offered or received in connection with a bona fide personal relationship is excluded from this policy (e.g., dinner at the home of a long-time friend).

i.                                          Business entertainment received from an Outside Entity that exceeds $100 in the aggregate per quarter should be reported to the CCO within thirty days after the quarter end.

E. Illegal Payments

Federal, State, and laws of other countries prohibit the payment of bribes, kickbacks, inducements or other illegal gratuities or payments by or on behalf of Copeland or any fund for which Copeland acts as investment adviser. The U.S. Foreign Corrupt Practices Act makes it a crime to corruptly give, promise or authorize payment, in cash or in kind, for any service to a foreign government official or political party in connection with obtaining or retaining business. If you are solicited to make or receive an illegal payment, or have any questions regarding whether any solicitation to receive or make a payment is illegal, contact the CCO.

Sanctions

Associated persons who violate any provision of the Code of Ethics may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

All disciplinary responses to violations to the Code of Ethics shall be administered by the CCO, subject to approval, as applicable, by the Management Committee. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis, subject to the following specific policies:

(1)                                 Associates persons who violate the Pre-Clearance Procedures described above shall have personal trading privileges under these Personal Trading Policies suspended for three months following the discovery of the violation, and may face further discipline for repeated violations; and

(2)                                 Associated persons who fail to timely submit PST Reports to the CCO as described above shall be fined a minimum of $100 per offense, and may face further discipline for repeated violations.

Certification

Upon Copeland’s adoption of this Code of Ethics and the Compliance Manual, and annually thereafter, all associated persons are required to certify online or in writing his or her understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and policies set forth herein. (Schedules E, F) Additionally, any change or modification to the Code of Ethics and the Compliance Manual will be distributed to all associated persons and they will be required to certify online or in writing their receipt, understanding, and acceptance of the change(s) (Schedule G).

Copeland will maintain the following records with regard to this Code:

•                  Copies of the original Code of Ethics and all revisions to the Code;

•                  Certification from all associated persons regarding their acknowledgement and acceptance of the Code and subsequent revisions;

•                  When there are greater than 25 employees, a list will be kept of all associated persons subject to the Code;

•                  Annual representation by each employee regarding his or her holdings in Reportable Securities;

•                  Annual representation by each employee listing his or her covered accounts; and

•                  Quarterly reports, submitted by each associated person within 30 days following the end of each calendar quarter, or such other date as the CCO may delegate, reflecting personal securities transactions during the quarter.

Schedule A — Personal Transaction Pre-Clearance Form

COPELAND CAPITAL MANAGEMENT, LLC

PERSONAL SECURITY TRANSACTION APPROVAL FORM

EMPLOYEE NAME:

TYPE OF SECURITY: (check one)

STOCK	☐

BOND	☐

COPELAND FUND	☐	Approval is required for purchase or sale of shares of Copeland’s mutual funds or any fund that Copeland serves as the adviser or sub-adviser to.

OPTION	☐

OTHER	☐

NAME OF SECURITY:

CUSIP OR SYMBOL:

BUY	SELL	NUMBER OF SHARES

BROKERAGE FIRM USED:

ACCOUNT NUMBER:

NOTE: PERSONAL TRANSACTIONS OF SECURITIES THAT REQUIRE PRE-APPROVAL REQUIRES THE FOLLOWING:

Trades in any reportable security, including options on such underlying securities, within 3 business days before or 3 business days after any client account trades or considers trading the same security are prohibited. The undersigned acknowledges that no trades are currently pending to occur within 3 calendar days of this approval.

SIGNATURE OF INVESTMENT POLICY COMMITTEE MEMBER:

APPROVED BY:

DATE and TIME APPROVED:

APPROVAL IS REQUIRED FOR ALL INDIVIDIUAL STOCK, BOND, COPELAND MANAGED FUND, OPTION, WARRANT, RIGHT, CONVERTIBLE AND CLOSED-END FUND TRANSACTIONS, AND IS ONLY GOOD FOR THE DATE APPROVED. REFER TO THE CODE OF ETHICS FOR ANY EXCEPTIONS.

Schedule B - Quarterly Personal Trading Report and Compliance Acknowledgement

COPELAND CAPITAL MANAGEMENT LLC

PERSONAL SECURITIES TRANSACTIONS REPORT

Under the Company’s Code of Ethics and Personal Trading Policies, you are required to arrange for brokerage statements and confirmations (“Brokerage Reports”) to be sent to the CCO for accounts in which you have a direct or indirect interest or control (including accounts of your spouse or minor children) (your “Covered Accounts”). Please answer the following question/provide the following information with respect to your personal trading activity:

Reporting Period:	to	Due Date:

Name of Individual(s)*:

*                           List all other persons (e.g., spouse or minor children living in your household) whose securities transactions are also reported by reason of your discretion or beneficial ownership in such securities.

Check one:

☐  I/we had no reportable securities transactions during this quarterly period.

☐  I/we had reportable securities transactions during this quarterly period that were pre-approved (do not need to list).

☐  I/we had the following reportable securities transactions during this quarter that were not pre-approved.

Price                                                       Brokerage

Date Security Amount Action Per Share Commission                                                                                                   Firm

[e.g.: 1/31/09 IBM                                           100 shs                     sold                               $100                                            $50                                          Merrill Lynch]

1.

2.

I/we have [OPENED / CLOSED] the following account(s) this quarter: (Please list Account Open/Close Date, Name of Broker, Dealer or Bank, Account Name and Account Number)

I certify that the information I am providing in this Personal Securities Transactions Report is accurate and includes all transactions from all of my Covered Accounts which I am required to report under applicable personal securities transaction reporting rules, a copy of which I have received and understand. To the best of my knowledge, I have complied with the terms and spirit of those rules.

Signature:

Date:

(Please return by )

Reviewed By:	Date:

Schedule C - Employee Representation of Accounts

Employee Name

Employee home address

Regulations require that you disclose information to your employer regarding your personal investment activity. Please list all brokerage accounts you currently own, exercise control over or in which you have any direct or indirect beneficial interest (for example, spouse’s accounts, children’s accounts, etc. — see Code of Ethics or discuss with CCO for clarification). Please attach a copy of the most recent statement (must be dated within 45 days of your signature below).

Additionally, each associated person shall instruct the broker for these accounts (the “Covered Accounts”) to send duplicate confirmations and brokerage statements for these accounts to the Company, c/o the CCO. Finally, each associated person must notify the CCO of any updates or changes to his or her Covered Accounts within 10 days of such update or change.

Name of Account Custodian	Account number	Registration (Name) on Account

Signature	Date

Schedule D - Disclosure of Outside Business Activity

Employee Name

Outside business activities (“OBA”) include all activities for which you receive any form of compensation and certain uncompensated activities that you may engage in, for example, any civic, charitable or public service group. Only one activity may be disclosed per form. Please attach additional information as necessary to complete your responses.

If no Outside Business Activity, please check here                  and sign/date below.

Name of Business

Type of Business

Outside Business Address:

State Date of this Activity                                                          % of your time required for this OBA

Projected annual income from this OBA                                    Method of Compensation

Business Description:

Do you have custody or control over the funds or property of others with the OBA? (e.g., trustee powers, fund raising, check writing authority, treasurer position, payment by retainer)

If yes, please describe below.

Structure of Organization — List owners, dollar amount invested, entity type (Corp, LLC, etc.), relationship to you and percentage of ownership (must equal 100%)

ACKNOWLEDGEMENT: The undersigned certifies that the foregoing is true and correct.

Signature	Date

Schedule E — Certification of Compliance with the Code of Ethics and the Compliance Manual

I, (print name)                                                    , have received and read an updated copy of the Copeland Capital Management, LLC Compliance Manual dated                                                   , which includes the Code of Ethics, and agree to abide by all requirements as set forth in the Manual and in the Code of Ethics. I further confirm that I will comply with the provisions of the Manual and Code of Ethics applicable to me and will report any exceptions or issues to a Member of the Management Committee or to Compliance.

I certify that during the time the previous Compliance Manual and Code of Ethics was in effect, which precedes the date written below, and in accordance with the Company’s current Compliance Manual and Code of Ethics:

1.                                      I have fully disclosed, and will continue to disclose, all accounts and securities holdings in which I have, or a member of my immediate family or household has, a beneficial interest (“covered securities” and “covered accounts”).

2.                                      I have obtained, and will continue to obtain, pre-clearance for all transactions as required by the Code of Ethics, including those in IPO’s or private placements in covered accounts.

3.                                      I have reported, and will continue to report, all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from reporting requirements.

4.                                      I have reported, and will continue to report, all of my gifts and entertainment.

5.                                      I have reported, and will continue to report, all of my outside business activities.

6.                                      I have complied, and will continue to comply, with the Compliance Manual and Code of Ethics in all other respects.

7.                                      I have complied, and will continue to comply with, the policies and procedures established by the Company.

Signature

Print Name

Dated:

Schedule F — Initial Certification of Compliance with the Compliance Manual and Code of Ethics

I hereby certify that I have reviewed and understand the Company’s Compliance Manual and Code of Ethics. I agree to abide by all provisions of the Compliance Manual and Code of Ethics, including, without limitation:

1.                                      I agree to annually disclose all securities holdings in which I have or a member of my immediate family or household has a beneficial interest.

2.                                      I will obtain any pre-clearance required under the Code for securities transactions in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the CCO.

3.                                      I will report, on a quarterly basis, all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from reporting requirements or for which I have received an exception in writing from the CCO.

4.                                      I will report all of my outside business activities.

5.                                      I will report all of my gifts and entertainment as required under the Code of Ethics and the Compliance Manual.

Signature

Print Name

Dated:

Schedule G — Certification of Compliance with Changes to the Compliance Manual & Code of Ethics (other than annual amendment)

I hereby certify that I have reviewed and understand the change(s) in the Company’s Compliance Manual and Code of Ethics. I agree to abide by all provisions of the Compliance Manual and Code of Ethics, including without limitation new provisions represented by this change(s).

Signature

Print Name

Dated: